Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Third Quarter 2009

•	Merger with Foundation Coal Holdings, Inc. successfully completed on July 31, 2009
•	Improving metallurgical coal market drives increase in 2010 metallurgical coal shipment guidance
•	Third quarter results reflect strong operating and safety performance, continued cost control, and merger-related expenses
•	Liquidity position remains strong at approximately $1 billion at end of third quarter

ABINGDON, Va., November 3, 2009—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a third quarter net loss of $19.5 million or $0.19 per diluted share, which includes the impact of various merger-related expenses, compared to net income of $67.4 million or $0.93 per diluted share last year.  The third quarter 2009 loss from continuing operations was $20.0 million or $0.19 per diluted share compared to income from continuing operations of $66.1 million or $0.91 per diluted share in the third quarter of 2008.  Excluding merger-related expenses and other unusual items, third quarter 2009 adjusted income from continuing operations was $49.4 million, or $0.47 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the quarter just ended totaled $112.6 million, compared to $122.3 million in the year ago period.  Excluding merger-related expenses and other unusual items, third quarter 2009 adjusted EBITDA from continuing operations was $160.7 million.

For the quarter, the Company incurred merger-related expenses and other unusual items, including $42.4 million of pre-tax merger-related expenses, a net $58.0 million pre-tax expense for amortization of acquired coal supply agreements, a $23.5 million pre-tax non-cash charge arising from the termination of hedge accounting for an interest rate swap, a $5.6 million pre-tax expense for loss on the early extinguishment of debt, and a $22.2 million benefit arising from the reversal of a deferred income tax asset valuation allowance.  The following table compares the Company’s third quarter 2009 results from continuing operations as reported with the Company’s results from continuing operations excluding these merger-related expenses and other unusual items.

(millions, except per-share amounts)
	As Reported	As Adjusted*
Income (loss) from continuing operations	$(20.0)	$49.4

Net income (loss) from continuing operations per diluted share	$(0.19)	$0.47

EBITDA from continuing operations	$112.6	$160.7

Reported financial results for the third quarter of 2009 include three months of results from Alpha’s pre-merger operations (Alpha stand-alone) and two months of results from the acquired Foundation operations.  As a result of the timing of the closing of the Alpha/Foundation merger on July 31, 2009, third quarter 2009 results will not be comparable to historical or future periods.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)
	Q3 2009	Q3 2008	Q2 2009
Coal revenues	$662.4	$601.5	$333.9

Income (loss) from continuing operations	$(20.0)	$66.1	$16.7

Net income (loss)	$(19.5)	$67.4	$15.4

Net income (loss) per diluted share	$(0.19)	$0.93	$0.22

Adjusted income from continuing operations*	$49.4	$48.5	$19.8

Adjusted income from continuing operations per diluted share*	$0.47	$0.67	$0.28

EBITDA from continuing operations*	$112.6	$122.3	$68.2

Adjusted EBITDA from continuing operations*	$160.7	$110.9	$72.3

Tons of coal sold	16.5	6.9	4.3

Coal margin per ton	$11.72	$23.08	$15.53

All quarters have been adjusted for discontinued operations and the third quarter 2008 amounts have been adjusted for the adoption of ASC 470-20 on January 1, 2009.  Coal revenues and coal margin per ton for all periods have been adjusted to reflect a change in the income statement presentation of gains and losses on derivatives.

*These are non-GAAP financial measures provided as additional relevant information about the Company’s performance.  Management believes that adjusted EBITDA from continuing operations, adjusted income from continuing operations and adjusted income from continuing operations per share are more representative of the Company’s performance trends and enhance comparability to peer companies, and are, therefore, useful to investors.  A reconciliation of adjusted income (loss) from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

 “Alpha’s strong third quarter 2009 performance is particularly noteworthy in light of the continued weakness in the domestic thermal coal market and the fact that we closed our merger with Foundation Coal at the end of July, creating the third largest U.S. coal company by most measurements,” said Kevin Crutchfield, Alpha’s Chief Executive Officer.  “The ability to deliver strong quarterly results, exclusive of merger-related and other unusual items, is a testament to the hard work and dedication of our entire workforce which is now 6,200 strong.  I am pleased to report that Alpha’s new and significantly increased scale has not altered our focus on safety.  Both organizations were on pace for record safety performance prior to the merger, and the favorable trend continues.  During the quarter Eagle Butte celebrated two years without a lost time accident representing more than one million man hours, and Belle Ayr recently celebrated one year without a lost time accident representing approximately 800,000 man hours.”

“We will continue to pursue a pragmatic and restrained approach to production in the current market environment in which decreased coal-fired generation and high utility inventories have significantly reduced demand for thermal coal.”  “However,” Mr. Crutchfield continued, “in the last few months interest in metallurgical coal appears to have picked up markedly, discussions with metallurgical coal customers have increased, and order flow is beginning to result from this heightened activity.  Accordingly, we are increasing our guidance for metallurgical coal shipments in 2010 to a range of 10 to 12 million tons, a one million ton increase from the previous guidance range of 9 to 11 million tons.  As the largest U.S. supplier of metallurgical coal, Alpha remains highly leveraged to this market, and with 54% of our metallurgical coal uncommitted for 2010, we believe current market developments position Alpha favorably to capitalize on this opportunity.”

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

“Finally, I would like to thank everyone that contributed to the success of our merger with Foundation Coal early in the third quarter.  We were able to close the transaction in just two and a half months, while at the same time putting together a detailed plan for integration which will serve as a model for Alpha as we execute our growth strategy in the future.  Since closing, we succeeded in our goal of finalizing the integration decision making process by the end of September; the management team is in place; and, we are positioned to execute as a unified company from this point forward.”

Financial Performance – Third Quarter

•
Total revenues in the third quarter were $729.2 million compared to $688.4 million for Alpha stand-alone in the same period last year, and coal revenues were $662.4 million compared to $601.5 million for Alpha stand-alone in the third quarter of 2008.  Coal revenues in the third quarter 2009, while higher than the year ago period due to the inclusion of former Foundation operations which added $277.9 million, were negatively impacted by lower thermal coal shipment levels in all regions from the operations of both organizations given reduced demand.  Third quarter revenues also reflect lower metallurgical coal shipments, which were 2.1 million tons on a combined company basis in the third quarter 2009 compared with 3.0 million tons for Alpha stand-alone in the year ago period, and lower average realizations per ton from the sale of metallurgical coal.

•
Total costs and expenses for the most recent quarter were $748.1 million versus $606.7 million for Alpha stand-alone in the year ago period.  Cost of coal sales of $469.5 million compares favorably to $441.1 million for Alpha stand-alone in the third quarter of 2008, reflecting lower production levels across the operations of both predecessor companies, effective cost controls, increased operational efficiencies and the inclusion of Foundation Coal operations which resulted in an improved coal margin that increased from 26.7 percent for Alpha stand-alone last year to 29.1 percent in the third quarter of 2009.

Total costs and expenses in the third quarter include $42.4 million of pre-tax merger-related expenses, including direct transaction costs, consulting and professional services fees, stock-based compensation charges, integration-related expenses, severance and relocation-related costs.  These merger-related expenses are primarily reflected in higher selling, general and administrative expense (SG&A), which was $83.5 million in the most recent quarter, versus $20.9 million for Alpha stand-alone in the third quarter of 2008.  In addition, a net $58.0 million pre-tax expense for amortization of acquired coal supply agreements was recorded in the third quarter due to acquisition accounting rules which required the Company to record Foundation’s coal contracts at fair value as of the acquisition date.  The resulting net intangible asset of $494.3 million as of July 31, 2009 will be amortized and expensed as the contracted tons of coal are shipped. This non-cash amortization will continue for several quarters, with the impact diminishing over time as the underlying coal supply agreements are fulfilled.

•
Depreciation, depletion and amortization (DD&A) of $78.2 million during the quarter compares with $40.2 million for Alpha stand-alone in the year ago period, reflecting the combination of the Alpha and Foundation assets, including property, plant and equipment and mineral rights, as well as some acquisition accounting impacts spread over the life of the various assets.

•
Contained within other revenues and other expenses was a total unrealized gain of $3.4 million from changes in the fair value of derivative instruments in the most recent quarter compared with an unrealized loss of $34.3 million in last year’s third quarter.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

•
Other non-operating expense increased to $47.3 million in the most recent quarter, up from $6.6 million for Alpha stand-alone in the third quarter last year.  Higher other non-operating expense was primarily driven by the combined company’s pre-tax interest expense of $42.8 million, including a $23.5 million pre-tax non-cash charge arising from the termination of hedge accounting for an interest rate swap, compared to pre-tax interest expense of $9.7 million for Alpha stand-alone in the third quarter of 2008.  In addition, Alpha incurred a $5.6 million pre-tax expense for loss on the early extinguishment of debt associated with the write-off of deferred debt issuance costs triggered by the repayment of the Alpha stand-alone Term Loan done in conjunction with the merger.

•
The income tax benefit from continuing operations for the quarter just ended was $46.2 million, versus income tax expense of $9.1 million for Alpha stand-alone in the third quarter last year.  Third quarter 2009 income tax benefit from continuing operations includes an estimated $38.1 million benefit related to the tax impact of the various merger-related and unusual charges described above, as well as a $22.2 million benefit arising from the reversal of a deferred income tax asset valuation allowance.  The reversal of the valuation allowance was triggered by Alpha moving from a net deferred tax asset position to a net deferred tax liability position on its consolidated balance sheet as a result of the acquisition accounting for the merger.

Sales, Average Realizations and Cost of Coal Sales Per Ton – Third Quarter

•
For the quarter just ended, the combined company sold 16.5 million tons of coal, including 8.6 million tons of Powder River Basin (PRB) coal, 5.8 million tons of Eastern steam coal, and 2.1 million tons of Eastern metallurgical coal.  The former Foundation operations shipped a total of 11.7 million tons in the two months post-merger.  On a stand-alone basis, Alpha sold 4.0 million tons and 3.0 million tons of Eastern steam coal and Eastern metallurgical coal, respectively, in the third quarter of 2008.

•
The Company’s average per ton realization in the most recent quarter was $40.25, versus $86.58 in the year ago period, primarily reflecting the influence in the third quarter 2009 of two months of PRB sales at an average per ton realization of $10.39.  The average per ton realization for Eastern steam coal sold during the most recent quarter was $64.43 compared to $52.10 in the third quarter of 2008, and the average per ton realization for Eastern metallurgical coal sold during the third quarter was $96.92 versus $132.35 last year.

•
Cost of coal sales per ton in the third quarter averaged $8.08 for PRB mines and $50.62 for Eastern mines (including brokered coal).  The year-over-year decrease in the cost of coal sales for Eastern mines mainly reflects the inclusion of results from former Foundation’s relatively lower cost longwall mines in the Pittsburgh #8 seam for the months of August and September.  In addition, production and brokered coal curtailments have been primarily from higher cost mines and purchased coal sources.

Year-to-Date Results

•
For the first nine months of this year, Alpha reported total revenues of $1.6 billion, including $1.4 billion in coal revenues.  For the first nine months of 2008, total revenues were $1.9 billion and coal revenues were $1.6 billion.  Lower shipments of both metallurgical and thermal coal were the primary drivers of the decline in coal revenues, somewhat offset by the addition of two months of revenues from the former Foundation operations, which added $0.3 billion.

•
Coal sales volumes for the first nine months of 2009 totaled 25.9 million tons, including 11.7 million tons from the former Foundation operations during the months of August and September, compared with 20.7 million tons in the first three quarters of 2008 for Alpha stand-alone.  Metallurgical coal shipments were 5.6 million tons year-to-date through September, down 38 percent compared to the year-to-date 2008 period, despite the inclusion of former Foundation’s metallurgical coal sales of 0.1 million tons for two months. The unit cost of coal sales for the first nine months of 2009 was $40.09 per ton.  Alpha’s coal margin for the first three quarters of 2009 was $14.80 per ton or 27.0 percent.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended September 30, 2009 was $104.5 million, compared with $156.4 million in the third quarter of 2008.  Cash from operations (including discontinued operations) through the first three quarters of 2009 was $162.1 million, compared with $335.8 million for the first nine months of 2008.

Through the third quarter of 2009 Alpha continued to limit capital expenditures to match reduced production levels in light of reduced coal demand in the current market environment.  Capital expenditures (including discontinued operations) for the quarter and nine months ended September 30, 2009 were $56.7 million and $102.8 million, respectively, versus $39.4 million and $113.6 million in the third quarter and first nine months of 2008.

The Company had available liquidity of $954.5 million as of September 30, 2009, including cash and cash equivalents of $481.6 million and $472.9 million available under the Company’s revolving credit facility. Total debt outstanding at September 30, 2009 of $791.9 million includes the addition of $590.7 million of debt from the Foundation merger, partially offset by the repayment of Alpha’s $233.1 million Term Loan and a quarterly $8.4 million principal repayment on former Foundation’s Term Loan, and compares with total debt of $451.3 million at December 31, 2008.

Market Overview

The third quarter of 2009 saw continued weakness in the thermal coal market in the United States where reduced industrial demand, milder-than-normal weather in coal-reliant regions, and low-cost natural gas combined to significantly reduce coal consumption.  For the first nine months of 2009, coal-fired electric generation was down approximately 10 percent compared to the same period in 2008, while overall electricity generation was down an estimated four percent.  In this recession-driven market environment, utility inventories are near record highs, ending September 2009 above 190 million tons nationwide.  However, the outlook is improving, and Alpha believes the following factors lead to the conclusion that the thermal coal market in the United States is likely to strengthen by the second half of 2010:

•	Utility inventory levels have stabilized from August to September;
•	Forward natural gas prices are now $5-$6/MCF, a level that indicates coal-to-gas switching should reverse, bringing an estimated 30-40 million tons of coal demand back to the market next year;
•	Economic recovery now appears likely, with most analysts forecasting U.S. GDP growth of 2-3 percent in 2010 which would increase industrial demand for electricity;
•	Worldwide economic recovery, a weak dollar and global seaborne coal trade dynamics suggest that U.S. coal exports are likely to increase in 2010; and
•	Several analysts now forecast that domestic coal consumption may increase 5-7 percent in 2010.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

The market for metallurgical coal is currently strengthening around the world.  Three major factors account for the improving market for metallurgical coal.  They are Chinese demand, global economic improvements and supply constraints.

Growing Asian demand for metallurgical coal, primarily from China, is causing a transformational change in the seaborne metallurgical coal market.  China is on pace to import more than 30 million tons of coking coal in 2009, representing greater than 10 percent of global seaborne coking coal, and the trend appears likely to continue.  Chinese demand for imported coking coal will primarily be satisfied with Australian exports, reducing the seaborne supply of Australian metallurgical coal available in the Atlantic basin.

As the world recovers from the recent recession, analysts forecast increasing steel production in 2010 worldwide.  Steel makers in the United States responded swiftly to the economic downturn, reducing capacity utilization and driving inventories to 26-years lows, despite anemic demand.  Though relatively slow to recover, capacity utilization in the U.S. has been steadily increasing recently and crested the 60% level in October after averaging below 45% in the first half of 2009, and capacity utilization is expected to rise going forward, which would drive the demand for metallurgical coal.

As demand from China and around the world strengthens, met coal supplies remain constrained.  The global supply of coking coal is limited, and significant new mine developments are years away from completion and hampered by lack of available rail and port infrastructure.  Australia is currently near its maximum export capacity, as evidenced by queues of approximately 70 vessels awaiting loadings at Dalrymple Bay.  The Eastern United States is one of the only regions in the world that has spare capacity and can increase coking coal production and exportation to meet the anticipated growth in global demand.

As a result of the factors outlined above, customers have recently begun to express increasing interest in securing supplies of coking coal to meet their anticipated needs.  This level of customer interest stands in stark contrast to the relative lack of activity that marked Alpha’s second quarter 2009.  As the largest U.S. supplier of metallurgical coal, Alpha is highly leveraged to the global metallurgical coal market, and is favorably positioned to benefit from the likely strengthening of worldwide demand for coking coal.

Outlook

Alpha is fully committed and priced for the balance of 2009, and based on the midpoint of the Company’s shipment guidance range nearly 90% of Alpha’s 2010 expected shipments are committed for delivery, with 80% committed and priced.  Based on strengthening metallurgical coal fundamentals and recent customer activity, Alpha is increasing its 2010 shipment guidance for metallurgical coal from a range of 9-11 million tons to a range of 10-12 million tons.  Management believes average per ton realizations for metallurgical coal are likely to rise in the current environment, and with approximately 54% of 2010 met coal shipments uncommitted and only 19% committed and priced, Alpha is well positioned to benefit from this strengthening market.

Alpha proactively adjusted production levels in 2009 to match demand levels by reducing overtime, taking shifts out, selectively closing higher-cost mines, and cutting back on contractor production.  As the markets for metallurgical and later thermal coal improve, Alpha stands ready to ramp production to meet demand as necessary, and as a combined company following the recent merger Alpha has the capacity to produce greater than 90 million tons annually.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Guidance*
(in millions, except per-ton and percentage amounts)

	Full year combined pro forma 2009	2010
Average per Ton Sales Realization on Committed and Priced Coal Shipments1
West	10.47	11.20
Eastern Steam	63.04	68.09
Eastern Met	98.73	114.48
Coal Shipments2	84.0 – 88.0	80.0 – 90.0
West	50.0 – 51.5	47.0 – 50.0
Eastern Steam	26.0 – 28.0	23.0 – 28.0
Eastern Met	8.0 – 8.5	10.0 – 12.0
Committed and Priced (%)3	100%	80%
West	100%	99%
Eastern Steam	100%	70%
Eastern Met	100%	19%
Committed and Unpriced (%)4	0%	9%
West	0%	0%
Eastern Steam	0%	17%
Eastern Met	0%	27%

* Presented on a pro forma basis to facilitate comparison with 2010 but will differ from actual numbers presented for the 9 months ended September 30, 2009 and what will be reported for the full year 2009.

NOTES:
1.	Based on committed and priced coal shipments as of October 23, 2009.
2.	Eastern shipments in 2009 and 2010 include an estimated 2.0 to 3.0 million tons of brokered coal per year.
3.	As of October 23, 2009, compared to the midpoint of shipment guidance range.
4.
In 2010, committed and unpriced Eastern tons include approximately 0.8 million tons of steam coal subject to collared pricing with an average pricing range of $76 to $86 per ton, legacy contracts covering approximately 0.5 million tons of steam coal subject to average indexed pricing estimated at $66.17 per ton, 3.1 million tons of committed steam coal subject to market pricing, and 2.9 million tons of committed met coal subject to market pricing.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 90 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 6,200 people and operates more than 60 mines and 14 coal preparation facilities in the regions of Northern and Central Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s website at www.alphanr.com.

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and our customers refusing to receive coal under agreed contract terms;
•	ongoing instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•	our ability to integrate the operations we have acquired or developed with our existing operations successfully, as well as those operations that we may acquire or develop in the future;
•	the risk that the businesses of old Alpha and Foundation will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;
•	our actual results of operations following the merger, which may differ significantly from the pro forma financial data contained in this quarterly report;
•
the calculations of, and factors that may impact the calculations of, the acquisition price in accordance with the methodologies of ASC 805, formerly SFAS 141(R), the allocation of this acquisition price to the net assets acquired, and the effect of this allocation on future results, including our earnings per share, when calculated on a GAAP basis;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	our relationships with, and other conditions affecting, our customers;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

•	disruptions in delivery or changes in pricing from third party vendors of goods and services which are necessary for our operations, such as fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interest;
•	changes in postretirement benefit obligations and pension obligations;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•	restrictive covenants in our credit facility and the indenture governing our convertible notes;
•	certain terms of our convertible notes, including any conversions, that may adversely impact our liquidity;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in “Overview - Coal Pricing Trends, Uncertainties and Outlook” below, and Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2008.

These and other risks and uncertainties are discussed in greater detail in old Alpha’s and Foundation’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor / Media Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

FINANCIAL TABLES FOLLOW

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Alpha Natural Resources, Inc and Subsidiaries
Condensed Consolidated Statements of Income
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues:
Coal sales	$662,396	$601,477	$1,423,169	$1,627,617
Freight and handling	47,592	75,709	129,091	220,896
Other	19,258	11,218	49,960	36,640
Total	729,246	688,404	1,602,220	1,885,153

Costs and expenses:
Coal sales (exclusive of items shown separately below)	469,451	441,092	1,039,490	1,213,999
Gain on sale of coal reserves	-	(11,446)	-	(11,446)
Freight and handling	47,592	75,709	129,091	220,896
Other expense	11,251	40,235	15,650	35,859
Depreciation, depletion and amortization	78,246	40,155	154,803	125,548
Amortization of acquired coal supply agreements, net	57,983	-	57,983	-
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown above)	83,544	20,936	122,917	56,962
Total	748,067	606,681	1,519,934	1,641,818

(Loss) income from operations	(18,821)	81,723	82,286	243,335

Other income (expense):
Interest expense	(42,835)	(9,723)	(62,854)	(30,225)
Interest income	295	2,725	1,275	5,702
Loss on early extinguishment of debt	(5,641)	(33)	(5,641)	(14,702)
Miscellaneous income (expense)	856	481	1,037	478
Total other (expense), net	(47,325)	(6,550)	(66,183)	(38,747)

(Loss) income from continuing operations before income taxes	(66,146)	75,173	16,103	204,588
Income tax benefit (expense)	46,172	(9,066)	27,222	(39,886)
(Loss) income from continuing operations	(19,974)	66,107	43,325	164,702

Discontinued operations:
(Loss) earnings from discontinued operations before income taxes	(2,290)	(11,768)	(11,600)	(19,590)
Gain on sale of discontinued items	-	13,635	-	13,635
Income tax benefit	2,765	(543)	5,099	1,346
Income (loss) from discontinued operations	475	1,324	(6,501)	(4,609)

Net (loss) income	$(19,499)	$67,431	$36,824	$160,093

(Loss) earnings per common share:
Basic (loss) earnings per common share:
(Loss) income from continuing operations	$(0.19)	$0.95	$0.53	$2.42
(Loss) income from discontinued operations	-	0.02	(0.08)	(0.07)
Net (loss) income	$(0.19)	$0.97	$0.45	$2.35

Diluted (loss) earnings per common share:
(Loss) income from continuing operations	$(0.19)	$0.91	$0.53	$2.36
(Loss) income from discontinued operations	-	0.02	(0.08)	(0.07)
Net (loss) income	$(0.19)	$0.93	$0.45	$2.29

Weighted average shares oustanding:
Weighted average shares--basic	102,992,689	69,578,244	81,054,020	68,071,618
Weighted average shares--diluted	102,992,689	72,233,569	81,648,993	69,863,726

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Tons sold (1):
Powder River Basin	8,618	-	8,618	-
Eastern steam	5,752	3,961	11,727	11,767
Eastern metallurgical	2,086	2,985	5,584	8,958
Total	16,456	6,946	25,929	20,725

Average realized price per ton sold (2):
Powder River Basin	$10.39	$-	$10.39	$-
Eastern steam	64.43	52.10	66.83	51.13
Eastern metallurgical	96.92	132.35	98.48	114.51
Weighted average total	$40.25	$86.58	$54.89	$78.52

Coal sales revenue summary
Powder River Basin	$89,569	$-	$89,569	$-
Eastern steam	370,618	206,465	783,697	601,879
Eastern metallurgical	202,209	395,012	549,903	1,025,738
Total coal sales revenue	$662,396	$601,477	$1,423,169	$1,627,617

Cost of coal sales per ton (3):
Powder River Basin	$8.08	$-	$8.08	$-
East (4)	50.62	63.50	55.85	58.58
Weighted average total	$28.53	$63.50	$40.09	$58.58

Weighted average coal margin per ton (5)	$11.72	$23.08	$14.80	$19.94
Weighted average coal margin percentage (6)	29.1%	26.7%	27.0%	25.4%

Cash flows provided by operating activities including discontinued operations	$104,541	$156,366	$162,116	$335,803
Capital expenditures including discontinued operations	$56,706	$39,425	$102,816	$113,632

			As of
			September 30, 2009	December 31, 2008
Liquidity ($ in 000's):
Cash and cash equivalents			$481,557	$676,190
Unused revolving credit facility			472,967	292,425
Total available liquidity			$954,524	$968,615

(1) Stated in thousands of short tons.
(2) Coal sales revenue divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold, The cost of coal sales per ton for the Powder River Basin and the East includes only costs associated with active mines. The weighted average total includes cost of coal sales for active mines plus cost of coal sales assigned to closed or idle mines that are not presented as discontinued operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP) and excludes amounts for closed or idled mines.
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$481,557	$676,190
Trade accounts receivable, net	265,848	163,674
Deferred income taxes	26,101	-
Inventories	187,855	86,594
Prepaid expenses and other current assets	105,887	65,325
Total current assets	1,067,248	991,783
Property, equipment and mine development costs, net	1,063,216	356,758
Owned and leased mineral rights, net	2,027,573	180,458
Coal supply agreements, net	434,807	2,090
Owned lands	89,588	12,882
Goodwill	372,551	20,547
Other intangibles, net	1,032	1,745
Deferred income taxes	-	83,689
Other non-current assets	65,782	59,886
Total assets	$5,121,797	$1,709,838

Current portion of long-term debt	$33,500	$232
Note payable	1,859	18,288
Trade accounts payable	146,054	102,975
Accrued expenses and other current liabilities	250,653	140,459
Total current liabilities	432,066	261,954
Long-term debt	756,553	432,795
Pension and postretirement medical benefit obligations	698,557	60,211
Asset retirement obligation	195,595	90,565
Deferred income taxes	340,174	-
Other non-current liabilities	151,982	68,621
Total liabilities	2,574,927	914,146
Stockholders' equity	2,546,870	795,692
Total liabilities and stockholders' equity	$5,121,797	$1,709,838

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces
Third Quarter 2009 Results

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings. Alpha defines EBITDA from continuing operations as income (loss) from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of coal supply agreements less interest income and income tax benefit. Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, plus gain on sale of coal reserves. The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as a supplemental measure of the company's performance and debt service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, a measure of financial performance under U. S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP. Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies. A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended September 30,		Three Months Ended	Nine Months Ended September 30,
	2009	2008	June 30, 2009	2009	2008

(Loss) income from continuing operations	$(19,974)	$66,107	$16,678	$43,325	$164,702
Interest expense	42,835	9,723	10,166	62,854	30,225
Interest income	(295)	(2,725)	(355)	(1,275)	(5,702)
Income tax (benefit) expense	(46,172)	9,066	5,323	(27,222)	39,886
Depreciation, depletion and amortization	78,246	40,155	36,352	154,803	125,548
Amortization of acquired coal supply agreements	57,983	-	-	57,983	-
EBITDA from continuing operations	112,623	122,326	68,164	290,468	354,659
Merger related expenses	42,442	-	4,155	46,597	-
Gain on sale of coal reserves	-	(11,446)	-	-	(11,446)
Loss on early extinguishment of debt	5,641	33	-	5,641	14,702
Adjusted EBITDA from continuing operations	$160,706	$110,913	$72,319	$342,706	$357,915

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels.  Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to the merger with Foundation Coal Holdings, Inc., losses on early extinguishment of debt, the portion of interest expense attributable to termination of an interest rate swap, and amortization of coal supply agreements, less gain on sale of coal reserves, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares.  The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time.  Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U. S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP.  Moreover, adjusted income from continuing operations and adjusted  diluted earnings per common share from continuing operations are not calculated identically by all companies.  A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended September 30,		Three Months Ended	Nine Months Ended September 30,
	2009	2008	June 30, 2009	2009	2008

(Loss) income from continuing operations	$(19,974)	$66,107	$16,678	$43,325	$164,702
Gain on sale of coal reserves	-	(11,446)	-	-	(11,446)
Merger related expenses	42,442	-	4,155	46,597	-
Loss on early extinguishment of debt	5,641	33	-	5,641	14,702
Charge arising from termination of hedge accounting for interest rate				-
swap	23,549	-	-	23,549	-
Amortization of acquired coal supply agreements	57,983	-	-	57,983	-
Estimated income tax effect of above adjustments	(38,061)	2,853	(1,039)	(39,093)	(814)
Reversal of deferred income tax asset valuation allowance	(22,185)	(8,994)	-	(22,185)	(26,946)
Adjusted income from continuing operations	$49,395	$48,553	$19,794	$115,817	$140,198

Weighted average shares--diluted	104,679,572	72,233,569	70,894,017	82,211,348	69,863,726

Adjusted diluted earnings per common share from continuing operations	$0.47	$0.67	$0.28	$1.41	$2.01

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

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